UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2005

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Supplemental Executive Retirement Plan.

On August 23, 2005, the Board of Directors (the “Board”) of Guess?, Inc. (the “Company”) adopted a Supplemental Executive Retirement Plan (the “SERP”) to become effective January 1, 2006.  The SERP will provide select employees who satisfy certain eligibility requirements with certain benefits upon retirement, termination of employment, death, disability or a change in control of the Company, in certain prescribed circumstances.  The initial participants in the SERP are Mr. Maurice Marciano and Mr. Paul Marciano, Co-CEOs and Co-Chairmen of the Board (the “Co-CEOs”), and Mr. Carlos Alberini, President and Chief Operating Officer.

Annual benefits available under the SERP (“SERP Benefits”) are calculated by multiplying the participant’s highest average compensation (including base salary and bonuses) during any two of the final three years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for the Co-CEOs and 50% of such average compensation for all other participants.  SERP Benefits are also subject to a vesting schedule set forth in an individual agreement with the participant or, if not addressed in such agreement, in accordance with the vesting schedule set forth in the SERP.  Notwithstanding any vesting schedule, SERP Benefits become fully vested upon the participant’s death or disability or upon a change in control of the Company.  Upon inception of the SERP, the Co-CEOs are each credited with twenty-four years of service and are fully vested in their SERP Benefits and Mr. Alberini is credited with five years of service and will incrementally vest in his SERP Benefit at the rate of 20% per year of SERP participation.

SERP Benefits are generally payable over the lifetime of the participant, subject to the advance election by each participant to receive a ten or fifteen year term-certain life annuity or a joint and 50% survivor annuity.

If a participant retires on or after reaching the age of 65, his or her SERP Benefit will begin to be paid in the form selected by the participant, commencing within sixty days after the end of the six month period that immediately follows such retirement.  If a participant’s employment is terminated prior to reaching the age of 65, his or her SERP Benefit will cease to accrue and he or she will begin to be paid in the form selected by the participant, commencing within sixty days after the end of the six month period that immediately follows the attainment of age 65.  Upon a participant’s death or disability, the participant or his or her beneficiaries will generally be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit within sixty days.  If a participant experiences a termination of employment within twelve months following a change in control of the Company, the participant will be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit as if such benefit had been completely vested within sixty days after the end of the six month period that immediately follows such termination.

Deferred Compensation Plan.

On August 23, 2005, the Board of the Company adopted a Nonqualified Deferred Compensation Plan (the “DCP”) to become effective January 1, 2006.  Under the DCP, select employees who satisfy certain eligibility requirements and members of the Board may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year.  The Company will credit an amount equal to the compensation deferred by a participant to that participant’s deferral account under the DCP.  In addition, the Company may credit any lost 401(k) match amounts to the participant’s deferral account and may make other discretionary contributions.  Account balances will be credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company.  Participants are at all times 100% vested in the amounts credited to their deferral accounts with respect to deferrals of base salary, bonuses, long-term incentive plan amounts and directors fees.  Amounts credited with respect to lost 401(k) match amounts are subject to the same vesting requirements provided in the Company’s 401(k) plan and amounts credited with respect to discretionary Company contributions are subject to vesting requirements, if any, imposed on such amounts by the Company.  Participants will be eligible to receive distributions of the amounts credited to their accounts at or after their termination of employment, retirement, disability, death, change in control of the Company or upon another previously determined scheduled distribution date, in a lump sum or installments pursuant to elections made under the rules of the DCP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 2005
GUESS?, INC.

	By:	/s/ Carlos Alberini

Carlos Alberini
President and Chief Operating Officer